Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contact:
October 20, 2016	Bob Varettoni
908.559.6388
robert.a.varettoni@verizon.com

Strong wireless profitability and customer loyalty,

renewed Fios growth highlight Verizon’s 3Q results

3Q 2016 highlights

•	Consolidated: 89 cents in earnings per share (EPS); adjusted EPS (non-GAAP) of $1.01, excluding non-operational items related to pension re-measurement and severance costs.

•	Wireless: 442,000 retail postpaid net additions, including 357,000 new 4G LTE smartphones.

•	Wireline: 90,000 Fios Internet net additions, 36,000 Fios Video net additions.

NEW YORK – Third-quarter 2016 earnings at Verizon Communications Inc. (NYSE, Nasdaq: VZ) showed continued strong profitability and customer loyalty at Verizon Wireless, and renewed customer growth for Fios fiber-optic services.

The company reported third-quarter 2016 EPS of 89 cents, compared with 99 cents per share in third-quarter 2015.

Adjusted third-quarter 2016 EPS (non-GAAP) of $1.01 excluded 12 cents per share related to mark-to-market pension re-measurement and severance costs. This compares with adjusted third-quarter 2015 earnings of $1.04 per share, which excluded 5 cents per share due to pension re-measurement.

“Verizon continues to deliver strong financial and operational results in highly competitive markets while positioning itself for future growth,” said Chairman and CEO Lowell McAdam. “While we transform our company in a challenging environment, we have maintained the financial flexibility to invest in our industry-leading networks to better serve customers, add scale to bring innovation to the mobile media and Internet of Things (IoT) markets, and increase dividends for a 10th consecutive year.”

Consolidated results

•

Total operating revenues in third-quarter 2016 were $30.9 billion, a 6.7 percent decrease compared with third-quarter 2015. Excluding third-quarter 2015 revenues from since-divested local landline businesses, total operating revenues on a comparable basis (non-GAAP) would have declined 2.9 percent year over year.

•

Cash flows from operations totaled $4.8 billion in third-quarter 2016. Third-quarter 2016 proceeds of $2.6 billion from asset-backed securitization transactions, which in prior quarters under the off-balance-sheet securitization model would have flowed through cash flow from operations, are reflected in cash flows from financing.

•

Cash taxes were higher compared to a year ago, due primarily to tax payments of $2.4 billion in third-quarter 2016 related to the gain on sale of wireline operations divested earlier this year. Verizon also made a discretionary pension contribution in third-quarter 2016, bringing full-year pension funding payments to approximately $750 million.

•

Operating income was $6.5 billion in third-quarter 2016, and operating income margin was 21.1 percent. EBITDA (non-GAAP, earnings before interest, taxes, depreciation and amortization) totaled $10.5 billion, and the consolidated EBITDA margin (non-GAAP) was 33.9 percent in third-quarter 2016.

In September, Verizon’s Board of Directors approved a 2.2 percent dividend increase, the 10th consecutive year with an increase.

In July, Verizon announced an agreement to acquire Yahoo! and closed on the acquisition of Telogis, which added to Verizon’s suite of connected vehicle solutions. In August, Verizon announced an agreement to acquire Fleetmatics, a global provider of fleet and mobile workforce management solutions, in a transaction expected to close in fourth-quarter 2016. In September, Verizon announced the acquisition of Sensity Systems, adding to Verizon’s suite of smart city solutions when the transaction closed in October.

Growth continued in new markets, with strong demand from advertisers for AOL’s expanding programmatic capabilities and high-quality data analytical tools. Organically, IoT revenues, led by telematics, increased 24 percent on a comparable basis to third-quarter 2015, to $217 million.

Maintaining its network leadership, Verizon launched LTE Advanced in more than 460 markets in third-quarter 2016. The company is advancing its software-defined network (SDN) architecture, building a next-generation fiber network in Boston and aggressively densifying its nationwide wireless network.

Based on the outcome of its commercial pilot program, Verizon intends to be the first company to launch a 5G fixed wireless broadband solution in the United States.

Verizon Wireless highlights

•

Verizon reported 442,000 retail postpaid net additions in third-quarter 2016. These net adds exclude wholesale device and wholesale IoT connections. At the end of third-quarter 2016, Verizon had 113.7 million retail connections, a 2.6 percent year-over-year increase. Verizon’s industry-leading retail postpaid connections base grew 3.0 percent to 108.2 million, and retail prepaid connections totaled 5.5 million.

•

Total revenues were $22.1 billion in third-quarter 2016, a decline of 3.9 percent compared with third-quarter 2015, as more customers continued to choose unsubsidized device payment plans. Service revenues plus device payment plan billings increased 2.3 percent, to $19.3 billion, comparing third-quarter 2016 with third-quarter 2015.

•

The percentage of phone activations on device payment plans was about 70 percent in third-quarter 2016, compared with about 67 percent in second-quarter 2016. The company expects this percentage to be around 70 percent in the fourth quarter. About 60 percent of postpaid phone customers are on an unsubsidized pricing plan, and Verizon expects to return to year-over-year service revenue growth by the end of 2017.

•	At the end of third-quarter 2016, Verizon Wireless had a total of about 35.8 million device payment plan phone connections, representing about 41 percent of the postpaid phone base.

•

Segment operating income was $7.6 billion, and segment operating income margin was 34.6 percent. In third-quarter 2016, Verizon Wireless generated $9.9 billion in segment EBITDA (non-GAAP), a year-over-year increase of 0.1 percent. Segment EBITDA margin (non-GAAP) was 44.9 percent, compared with 43.2 percent in third-quarter 2015.

•

Customer loyalty remained high. Retail postpaid churn was 1.04 percent in third-quarter 2016, a year-over-year increase of 11 basis points, as strong retention in the phone base was offset by increased churn in tablets. Retail postpaid phone churn was up 2 basis points year over year and remained below 0.90 percent for the sixth consecutive quarter.

•

The 442,000 retail postpaid net additions in third-quarter 2016 included 357,000 4G LTE smartphones. Net phone additions decreased sequentially to a loss of 36,000, as the net gain in 4G phones was offset by a net decline in basic and 3G phones. Tablet net additions totaled 221,000 in the quarter. All other postpaid net additions totaled 257,000, primarily due to sales of hum, Verizon’s telematics device.

Wireline highlights

•

Total wireline revenue decreased 2.3 percent, to $7.8 billion, comparing third-quarter 2016 with third-quarter 2015. Retail consumer revenues grew 0.2 percent, to $3.2 billion, supported by consumer Fios revenue growth of 4.2 percent.

•

Total revenues for Fios services grew 4.4 percent, to $2.8 billion, comparing third-quarter 2016 with third-quarter 2015. Rebounding from net connection declines in second-quarter 2016 due to a work stoppage, Verizon added a net of 90,000 Fios Internet connections and 36,000 Fios Video connections in third-quarter 2016.

•

Fios revenue growth has been driven by a larger customer base, strong customer loyalty and consumer demand for higher internet speeds. Approximately 16 percent of the company’s Fios Internet base has opted for speeds of 100 megabits per second or higher, compared with 11 percent in second-quarter 2016. Customer demand for Custom TV remains strong and is consistent with prior quarters.

•

Wireline operating income was $156 million in third-quarter 2016, compared with a loss of $109 million in third-quarter 2015. Segment EBITDA (non-GAAP) was $1.7 billion in third-quarter 2016, up 10.1 percent from third-quarter 2015. Segment EBITDA margin (non-GAAP) was 21.2 percent in third-quarter 2016, compared with 18.9 percent in third-quarter 2015, due to Fios growth and cost management. Verizon believes it will continue to make progress in expanding wireline EBITDA margin.

•

During the third quarter, Verizon Enterprise Solutions entered into new agreements or began work with a number of clients, including The American Red Cross, ADP, CA Technologies, CDK, Citrix, Colgate-Palmolive Company, Concentrix, ICON Clinical Research, Juniper Networks, the National Weather Service, PTC, Sage, Steptoe & Johnson LLP, Vantiv, Inc., Viacom, Virginia Information Technologies Agency and the French subsidiary of Allianz Worldwide Partners.

Outlook and forward-looking items

Verizon expects the following:

•	2016 adjusted earnings to be at a level comparable to 2015, excluding a 7-cent-per-share impact of the 2016 work stoppage;

•	Consolidated adjusted EBITDA margin for 2016 consistent with full-year 2015;

•	Consolidated capital spending for 2016 at the low end of the range of $17.2 billion to $17.7 billion;

•	2016 effective tax rate to be in the range of 35 percent to 36 percent;

•	Organic growth in consolidated revenues for full-year 2017 consistent with GDP growth for that year, with adjusted EPS growth at normal levels; and

•	A return, by 2018-2019, to the company’s credit-rating profile prior to the acquisition of Vodafone’s indirect 45 percent interest in Verizon Wireless in early 2014.

NOTE: See the accompanying schedules and www.verizon.com/about/investors for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York City, has a diverse workforce of 162,000 and generated nearly $132 billion in 2015 revenues. Verizon operates America’s most reliable wireless network, with 113.7 million retail connections nationwide. The company also provides communications and entertainment services over mobile broadband and the nation’s premier all-fiber network, and delivers integrated business solutions to customers worldwide.

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Forward-looking statements

In this communication we have made forward-looking statements. These statements are based on our estimates and assumptions and are subject to risks and uncertainties. Forward-looking statements include the information concerning our possible or assumed future results of operations. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “estimates,” “hopes” or similar expressions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors, along with those discussed in our filings with the Securities and Exchange Commission (the “SEC”), could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: adverse conditions in the U.S. and international economies; the effects of competition in the markets in which we operate; material changes in technology or technology substitution; disruption of our key suppliers’ provisioning of products or services; changes in the regulatory environment in which we operate, including any increase in restrictions on our ability to operate our networks; breaches of network or information technology security, natural disasters, terrorist attacks or acts of war or significant litigation and any resulting financial impact not covered by insurance; our high level of indebtedness; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets affecting the cost, including interest rates, and/or availability of further financing; material adverse changes in labor matters, including labor negotiations, and any resulting financial and/or operational impact; significant increases in benefit plan costs or lower investment returns on plan assets; changes in tax laws or treaties, or in their interpretation; changes in accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; the inability to implement our business strategies; and the inability to realize the expected benefits of strategic transactions.

Important additional information and where to find it

On September 9, 2016, Yahoo! Inc. (“Yahoo”) filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement regarding the proposed sale of Yahoo’s operating business to Verizon Communications Inc. (“Verizon”) and related transactions, and the definitive version of which will be sent or provided to Yahoo stockholders. BEFORE MAKING ANY VOTING DECISION, YAHOO’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ YAHOO’S PROXY STATEMENT IN ITS ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO WHEN THEY BECOME AVAILABLE) AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTIONS OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and stockholders can obtain a free copy of Yahoo’s proxy statement, any amendments or supplements to the proxy statement, and other documents filed by Yahoo with the SEC in connection with the proposed transactions for no charge at the SEC’s website at www.sec.gov, on the Investor Relations page of Yahoo’s website investor.yahoo.net or by writing to Investor Relations, Yahoo! Inc., 701 First Avenue, Sunnyvale, CA 94089.

Yahoo and its directors and executive officers, as well as Verizon and its directors and executive officers, may be deemed participants in the solicitation of proxies from Yahoo’s investors and stockholders in connection with the proposed transactions. Information concerning the ownership of Yahoo securities by Yahoo’s directors and executive officers is included in their SEC filings on Forms 3, 4 and 5, and additional information is also available in Yahoo’s annual report on Form 10-K for the year ended December 31, 2015, as amended, and Yahoo’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on May 23, 2016. Information about Verizon’s directors and executive officers is set forth in Verizon’s annual report on Form 10-K for the year ended December 31, 2015 and Verizon’s proxy statement for its 2016 annual meeting of stockholders filed with the SEC on March 21, 2016. Information regarding Yahoo’s directors, executive officers and other persons who may, under the rules of the SEC, be considered participants in the solicitation of proxies in connection with the proposed transactions, including their respective interests by security holdings or otherwise, also will be set forth in the definitive proxy statement relating to the proposed transactions when it is filed with the SEC. These documents may be obtained free of charge from the sources indicated above.

Verizon Communications Inc.

Condensed Consolidated Statements of Income

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 9/30/16	3 Mos. Ended 9/30/15	% Change	9 Mos. Ended 9/30/16	9 Mos. Ended 9/30/15	% Change

Operating Revenues
Service revenues and other	$26,813	$28,866	(7.1)	$81,858	$85,840	(4.6)
Wireless equipment revenues	4,124	4,292	(3.9)	11,782	11,526	2.2

Total Operating Revenues	30,937	33,158	(6.7)	93,640	97,366	(3.8)

Operating Expenses
Cost of services	6,989	7,589	(7.9)	22,180	21,571	2.8
Wireless cost of equipment	5,240	5,716	(8.3)	14,882	16,279	(8.6)
Selling, general and administrative expense	8,226	8,309	(1.0)	25,601	24,222	5.7
Depreciation and amortization expense	3,942	4,009	(1.7)	11,941	11,978	(0.3)

Total Operating Expenses	24,397	25,623	(4.8)	74,604	74,050	0.7

Operating Income	6,540	7,535	(13.2)	19,036	23,316	(18.4)
Equity in losses of unconsolidated businesses	(23)	(18)	27.8	(63)	(70)	(10.0)
Other income and (expense), net	97	51	90.2	(1,697)	158	*
Interest expense	(1,038)	(1,202)	(13.6)	(3,239)	(3,742)	(13.4)

Income Before Provision for Income Taxes	5,576	6,366	(12.4)	14,037	19,662	(28.6)
Provision for income taxes	(1,829)	(2,195)	(16.7)	(5,029)	(6,800)	(26.0)

Net Income	$3,747	$4,171	(10.2)	$9,008	$12,862	(30.0)

Net income attributable to noncontrolling interests	$127	$133	(4.5)	$376	$374	0.5
Net income attributable to Verizon	3,620	4,038	(10.4)	8,632	12,488	(30.9)

Net Income	$3,747	$4,171	(10.2)	$9,008	$12,862	(30.0)

Basic Earnings per Common Share
Net income attributable to Verizon	$.89	$.99	(10.1)	$2.12	$3.05	(30.5)

Weighted average number of common shares (in millions)	4,079	4,072		4,080	4,089

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$.89	$.99	(10.1)	$2.11	$3.05	(30.8)

Weighted average number of common shares-assuming dilution (in millions)	4,086	4,078		4,086	4,095

Footnotes:

(1)	Diluted Earnings per Common Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets

(dollars in millions)

Unaudited	9/30/16	12/31/15	$ Change

Assets
Current assets
Cash and cash equivalents	$ 6,441	$ 4,470	$ 1,971
Short-term investments	—	350	(350)
Accounts receivable, net	14,832	13,457	1,375
Inventories	1,318	1,252	66
Assets held for sale	—	792	(792)
Prepaid expenses and other	3,030	2,034	996

Total current assets	25,621	22,355	3,266

Plant, property and equipment	228,909	220,163	8,746
Less accumulated depreciation	145,495	136,622	8,873

	83,414	83,541	(127)

Investments in unconsolidated businesses	1,119	796	323
Wireless licenses	87,407	86,575	832
Goodwill	25,970	25,331	639
Other intangible assets, net	7,692	7,592	100
Non-current assets held for sale	—	10,267	(10,267)
Other assets	8,275	7,718	557

Total Assets	$ 239,498	$ 244,175	$ (4,677)

Liabilities and Equity
Current liabilities
Debt maturing within one year	$ 3,852	$ 6,489	$ (2,637)
Accounts payable and accrued liabilities	18,002	19,362	(1,360)
Liabilities related to assets held for sale	—	463	(463)
Other	8,444	8,738	(294)

Total current liabilities	30,298	35,052	(4,754)

Long-term debt	102,739	103,240	(501)
Employee benefit obligations	28,285	29,957	(1,672)
Deferred income taxes	44,617	45,484	(867)
Non-current liabilities related to assets held for sale	—	959	(959)
Other liabilities	11,576	11,641	(65)

Equity
Common stock	424	424	—
Contributed capital	11,179	11,196	(17)
Reinvested earnings	12,918	11,246	1,672
Accumulated other comprehensive income	2,758	550	2,208
Common stock in treasury, at cost	(7,264)	(7,416)	152
Deferred compensation - employee stock ownership plans and other	445	428	17
Noncontrolling interests	1,523	1,414	109

Total equity	21,983	17,842	4,141

Total Liabilities and Equity	$ 239,498	$ 244,175	$ (4,677)

Verizon – Selected Financial and Operating Statistics
Unaudited	9/30/16	12/31/15

Total debt (in millions)	$ 106,591	$ 109,729
Net debt (in millions)	$ 100,150	$ 105,259
Net debt / Adjusted EBITDA(1)	2.3x	2.4x
Common shares outstanding end of period (in millions)	4,077	4,073
Total employees (‘000)	162.0	177.7
Quarterly cash dividends declared per common share	$ 0.5775	$ 0.565

Footnotes:

(1)	Adjusted EBITDA excludes the effects of non-operational items and Divested Businesses.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows

(dollars in millions)

Unaudited	9 Mos. Ended 9/30/16	9 Mos. Ended 9/30/15	$ Change

Cash Flows from Operating Activities
Net Income	$9,008	$12,862	$(3,854)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	11,941	11,978	(37)
Employee retirement benefits	4,531	1,184	3,347
Deferred income taxes	(2,331)	890	(3,221)
Provision for uncollectible accounts	963	1,136	(173)
Equity in losses of unconsolidated businesses, net of dividends received	94	98	(4)
Changes in current assets and liabilities, net of effects from acquisition/disposition of businesses	(4,010)	1,443	(5,453)
Other, net	(2,567)	(1,165)	(1,402)

Net cash provided by operating activities	17,629	28,426	(10,797)

Cash Flows from Investing Activities
Capital expenditures (including capitalized software)	(11,398)	(12,540)	1,142
Acquisitions of businesses, net of cash acquired	(963)	(3,205)	2,242
Acquisitions of wireless licenses	(410)	(9,811)	9,401
Proceeds from dispositions of businesses	9,882	—	9,882
Other, net	350	960	(610)

Net cash used in investing activities	(2,539)	(24,596)	22,057

Cash Flows from Financing Activities
Proceeds from long-term borrowings	8,152	6,497	1,655
Proceeds from asset-backed long-term borrowings	2,594	—	2,594
Repayments of long-term borrowings and capital lease obligations	(14,510)	(7,168)	(7,342)
Decrease in short-term obligations, excluding current maturities	(120)	(305)	185
Dividends paid	(6,908)	(6,373)	(535)
Proceeds from sale of common stock	3	31	(28)
Purchase of common stock for treasury	—	(5,134)	5,134
Other, net	(2,330)	1,899	(4,229)

Net cash used in financing activities	(13,119)	(10,553)	(2,566)

Increase (decrease) in cash and cash equivalents	1,971	(6,723)	8,694
Cash and cash equivalents, beginning of period	4,470	10,598	(6,128)

Cash and cash equivalents, end of period	$6,441	$3,875	$2,566

Verizon Communications Inc.

Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/16	3 Mos. Ended 9/30/15	% Change	9 Mos. Ended 9/30/16	9 Mos. Ended 9/30/15	% Change

Operating Revenues
Service	$16,684	$17,598	(5.2)	$50,234	$53,201	(5.6)
Equipment	4,124	4,292	(3.9)	11,782	11,526	2.2
Other	1,293	1,115	16.0	3,793	3,219	17.8

Total Operating Revenues	22,101	23,005	(3.9)	65,809	67,946	(3.1)

Operating Expenses
Cost of services	2,006	2,010	(0.2)	5,932	5,809	2.1
Cost of equipment	5,240	5,716	(8.3)	14,882	16,279	(8.6)
Selling, general and administrative expense	4,921	5,351	(8.0)	14,589	16,009	(8.9)
Depreciation and amortization expense	2,287	2,260	1.2	6,862	6,675	2.8

Total Operating Expenses	14,454	15,337	(5.8)	42,265	44,772	(5.6)

Operating Income	$7,647	$7,668	(0.3)	$23,544	$23,174	1.6
Operating Income Margin	34.6%	33.3%		35.8%	34.1%

Segment EBITDA	$9,934	$9,928	0.1	$30,406	$29,849	1.9
Segment EBITDA Margin	44.9%	43.2%		46.2%	43.9%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Verizon Communications Inc.

Wireless – Selected Operating Statistics

Unaudited	9/30/16	9/30/15	% Change

Connections (‘000)
Retail postpaid	108,220	105,023	3.0
Retail prepaid	5,456	5,737	(4.9)

Total retail	113,676	110,760	2.6

Unaudited	3 Mos. Ended 9/30/16	3 Mos. Ended 9/30/15	% Change	9 Mos. Ended 9/30/16	9 Mos. Ended 9/30/15	% Change
Net Add Detail (‘000) (1)
Retail postpaid	442	1,289	(65.7)	1,697	2,988	(43.2)
Retail prepaid	83	(80)	*	(124)	(394)	(68.5)

Total retail	525	1,209	(56.6)	1,573	2,594	(39.4)

Account Statistics
Retail Postpaid Accounts (‘000) (2)				35,530	35,677	(0.4)
Retail postpaid connections per account (2)				3.05	2.94	3.7
Retail Postpaid ARPA (3)	144.94	152.38	(4.9)	145.12	154.08	(5.8)
Retail Postpaid I-ARPA (4)	169.49	164.31	3.2	167.23	163.37	2.4

Churn Detail
Retail postpaid	1.04%	0.93%		0.98%	0.95%
Retail	1.28%	1.21%		1.23%	1.24%

Retail Postpaid Connection Statistics
Total Smartphone postpaid % of phones activated	93.1%	91.3%		92.6%	91.5%
Total Smartphone postpaid phone base (2)				86.3%	82.4%
Total Internet postpaid base (2)				18.1%	16.0%
4G LTE devices as % of retails postpaid connections				83.7%	76.2%

Other Operating Statistics
Capital expenditures (in millions)	$2,771	$2,921	(5.1)	$7,776	$8,466	(8.2)

Footnotes:

(1)	Connection net additions exclude acquisitions and adjustments.

(2)	Statistics presented as of end of period.

(3)	Retail postpaid ARPA - average service revenue per account from retail postpaid accounts.

(4)	Retail postpaid I-ARPA - average service revenue per account from retail postpaid account plus recurring device installment billings.

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/16	3 Mos. Ended 9/30/15	% Change	9 Mos. Ended 9/30/16	9 Mos. Ended 9/30/15	% Change

Operating Revenues
Consumer retail	$3,174	$3,168	0.2	$9,519	$9,470	0.5
Small business	411	434	(5.3)	1,241	1,320	(6.0)

Mass Markets	3,585	3,602	(0.5)	10,760	10,790	(0.3)
Global Enterprise	2,886	2,988	(3.4)	8,749	9,042	(3.2)
Global Wholesale	1,239	1,289	(3.9)	3,778	3,938	(4.1)
Other	77	88	(12.5)	246	260	(5.4)

Total Operating Revenues	7,787	7,967	(2.3)	23,533	24,030	(2.1)

Operating Expenses
Cost of services	4,440	4,695	(5.4)	14,191	14,184	—
Selling, general and administrative expense	1,693	1,770	(4.4)	5,080	5,421	(6.3)
Depreciation and amortization expense	1,498	1,611	(7.0)	4,636	4,953	(6.4)

Total Operating Expenses	7,631	8,076	(5.5)	23,907	24,558	(2.7)

Operating Income (Loss)	$156	$(109)	*	$(374)	$(528)	(29.2)
Operating Income (Loss) Margin	2.0%	(1.4)%		(1.6)%	(2.2)%

Segment EBITDA	$1,654	$1,502	10.1	$4,262	$4,425	(3.7)
Segment EBITDA Margin	21.2%	18.9%		18.1%	18.4%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made to prior period to reflect comparable operating results in the current period.

*	Not meaningful

Verizon Communications Inc.

Wireline – Selected Operating Statistics

Unaudited	9/30/16	9/30/15	% Change

Connections (‘000)
Fios Video Subscribers	4,673	4,610	1.4
Fios Internet Subscribers	5,585	5,336	4.7
Fios Digital voice residence connections	3,882	3,829	1.4

Fios Digital connections	14,140	13,775	2.6

HSI	1,453	1,738	(16.4)
Total Broadband connections	7,038	7,074	(0.5)
Primary residence switched access connections	3,359	3,951	(15.0)
Primary residence connections	7,241	7,780	(6.9)

Total retail residence voice connections	7,482	8,072	(7.3)
Total voice connections	14,194	15,324	(7.4)

Unaudited	3 Mos. Ended 9/30/16	3 Mos. Ended 9/30/15	% Change	9 Mos Ended 9/30/16	9 Mos. Ended 9/30/15	% Change

Net Add Detail (‘000)
Fios Video Subscribers	36	45	(20.0)	38	157	(75.8)
Fios Internet Subscribers	90	96	(6.3)	167	268	(37.7)
Fios Digital voice residence connections	3	41	(92.7)	10	102	(90.2)

Fios Digital connections	129	182	(29.1)	215	527	(59.2)

HSI	(66)	(82)	(19.5)	(214)	(218)	(1.8)
Total Broadband connections	24	14	71.4	(47)	50	*
Primary residence switched access connections	(142)	(162)	(12.3)	(440)	(464)	(5.2)
Primary residence connections	(139)	(121)	14.9	(430)	(362)	18.8

Total retail residence voice connections	(152)	(137)	10.9	(467)	(403)	15.9
Total voice connections	(282)	(262)	7.6	(841)	(816)	3.1

Revenue Statistics
Fios revenues (in millions)	$2,807	$2,689	4.4	$8,344	$7,969	4.7

Other Operating Statistics
Capital expenditures (in millions)	$1,036	$1,202	(13.8)	$2,856	$3,413	(16.3)

Wireline employees (‘000)				59.2	61.8
Fios Video Open for Sale (‘000)				13,529	13,024
Fios Video penetration				34.5%	35.4%
Fios Internet Open for Sale (‘000)				13,825	13,317
Fios Internet penetration				40.4%	40.1%

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Non-GAAP Reconciliations – Consolidated

Consolidated Operating Revenues Excluding Divested Businesses

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/16	3 Mos. Ended 9/30/15
Consolidated Operating Revenues	$30,937	$33,158
Less: Operating revenues from Divested Businesses	—	1,307

Consolidated Operating Revenues Excluding Divested Businesses	$30,937	$31,851

Year over Year Change	(2.9)%

Consolidated EBITDA, Consolidated EBITDA Margin and Consolidated Adjusted EBITDA

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/16	3 Mos. Ended 6/30/16	3 Mos. Ended 3/31/16	3 Mos. Ended 12/31/15	3 Mos. Ended 9/30/15	3 Mos. Ended 6/30/15	3 Mos. Ended 3/31/15

Consolidated EBITDA
Consolidated net income	$3,747	$831	$4,430	$5,513	$4,171	$4,353	$4,338
Add/subtract:
Provision for income taxes	1,829	864	2,336	3,065	2,195	2,274	2,331
Interest expense	1,038	1,013	1,188	1,178	1,202	1,208	1,332
Other (income) and expense, net	(97)	1,826	(32)	(28)	(51)	(32)	(75)
Equity in losses of unconsolidated businesses	23	20	20	16	18	18	34

Operating income	6,540	4,554	7,942	9,744	7,535	7,821	7,960
Add Depreciation and amortization expense	3,942	3,982	4,017	4,039	4,009	3,980	3,989

Consolidated EBITDA	$10,482	$8,536	$11,959	$13,783	$11,544	$11,801	$11,949

Add/subtract non-operational items (before tax):
Severance costs, pension and benefit remeasurements	797	3,550	165	(2,598)	342	—	—
Gain on spectrum license transactions	—	—	(142)	(254)	—	—	—
Divested Businesses	—	—	(661)	(709)	(717)	(741)	(739)
Gain on sale of Divested Businesses	—	(1,007)	—	—	—	—	—

	797	2,543	(638)	(3,561)	(375)	(741)	(739)
Consolidated Adjusted EBITDA	$11,279	$11,079	$11,321	$10,222	$11,169	$11,060	$11,210

Consolidated Operating Income Margin	21.1%				22.7%
Consolidated EBITDA Margin	33.9%				34.8%

Net Debt and Net Debt to Consolidated Adjusted EBITDA Ratio

(dollars in millions)

Unaudited	9/30/16	12/31/15
Net Debt
Debt maturing within one year	$3,852	$6,489
Long-term debt	102,739	103,240

Total Debt	106,591	109,729
Less Cash and cash equivalents	6,441	4,470

Net Debt	$100,150	$105,259

Net Debt to Consolidated Adjusted EBITDA Ratio	2.3x	2.4x

Adjusted Earnings per Common Share (Adjusted EPS)

(dollars in millions except EPS)

Unaudited				3 Mos. Ended 9/30/16				3 Mos. Ended 9/30/15
	Pre-tax	Tax	After-Tax		Pre-tax	Tax	After-Tax
EPS				$ 0.89				$ 0.99
Pension and benefit remeasurements	$ 555	$ (200)	$ 355	0.09	$ 342	$ (129)	$ 213	0.05
Severance costs	242	(95)	147	0.04	—	—	—	—

	$ 797	$ (295)	$ 502	0.12	$ 342	$ (129)	$ 213	0.05

Adjusted EPS (1)				$ 1.01				$ 1.04

(1)	EPS may not add due to rounding.

Verizon Communications Inc.

Non-GAAP Reconciliations - Segments

Wireless

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/16	3 Mos. Ended 9/30/15	9 Mos. Ended 9/30/16	9 Mos. Ended 9/30/15

Segment EBITDA and EBITDA Margin
Operating Income	$7,647	$7,668	$23,544	$23,174
Add Depreciation and amortization expense	2,287	2,260	6,862	6,675

Segment EBITDA	$9,934	$9,928	$30,406	$29,849

Total operating revenues	$22,101	$23,005	$65,809	$67,946

Operating Income Margin	34.6%	33.3%	35.8%	34.1%

Segment EBITDA Margin	44.9%	43.2%	46.2%	43.9%

Wireline

(dollars in millions)

Unaudited	3 Mos. Ended 9/30/16	3 Mos. Ended 9/30/15	9 Mos. Ended 9/30/16	9 Mos. Ended 9/30/15

Segment EBITDA and EBITDA Margin
Operating Income (Loss)	$156	$(109)	$(374)	$(528)
Add Depreciation and amortization expense	1,498	1,611	4,636	4,953

Segment EBITDA	$1,654	$1,502	$4,262	$4,425

Total operating revenues	$7,787	$7,967	$23,533	$24,030

Operating Income (Loss) Margin	2.0%	(1.4)%	(1.6)%	(2.2)%

Segment EBITDA Margin	21.2%	18.9%	18.1%	18.4%